EXHIBIT 4.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE

RECORD HOLDERS

ARC GROUP WORLDWIDE, INC.

Up To [•] Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights

[•], 2018

Dear Stockholder:

This letter is being distributed by ARC Group Worldwide, Inc. (the “Company”) to all holders of record (the “Record Holders”) of the Company’s common stock, par value $0.0005 per share (the “Common Stock”), as of 5:00 p.m., Eastern Standard Time, on [•], 2018 (the “Record Date”), in connection with the distribution in a rights offering (the “Rights Offering”), at no charge, of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $[•] per share (the “Subscription Price”). The Rights are described in the accompanying Prospectus, dated [•], 2018 (the “Prospectus”).

In the Rights Offering, up to an aggregate of [•] shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., Eastern Standard Time, on [•], 2018 (the “Expiration Date”), unless you have used the guaranteed delivery procedures described in the Prospectus. Any Rights that are not exercised prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the Prospectus, each Record Holder will receive [•] Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Standard Time, on the Record Date. Each Right gives the holder thereof the right to purchase from the Company [•] shares of Common Stock (the “Basic Subscription Right”) at the Subscription Price of $[•] per share. The Company will allocate to you, by reference to the number of shares you own on the record date, a pro-rata number of rights proportionate to the total number of rights offered.  The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share.

In addition, holders of Rights who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to subscribe (the “Over-Subscription Right”), at the same Subscription Price of $[•] per share, for a portion of any shares of Common Stock that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Shares”). If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full. If, however, an insufficient number of Over-Subscription Shares are available to fully satisfy all Over-Subscription Right requests, the available shares will be prorated among those subscribers who exercise Over-Subscription Rights in proportion to their respective Basic Subscription Rights. The Company will not issue fractional shares through the exercise of the Over-Subscription Rights. Instead, fractional shares resulting from the exercise of the Over-Subscription Rights will be eliminated by rounding down to the nearest whole share.

The Rights are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). Your Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Certificate to anyone else.

Enclosed are copies of the following documents:

1.                                      Prospectus;

2.                                      Subscription Rights Certificate; and

3.                                      A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”).

Your prompt attention is requested. To exercise the Rights, you should complete and sign the Subscription Rights Certificate and forward it, with full payment of the aggregate Subscription Price that is required for all of the shares subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, as indicated on the Subscription Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Certificate and full payment at or prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. Do not send the Subscription Rights Certificate or payment to the Company.

You will have no right to rescind your subscription after receipt of your payment of the Subscription Price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE SUBSCRIPTION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: +1 (855) 793-5068.

Very truly yours,

ARC Group Worldwide, Inc.